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                                                                    EXHIBIT 5(b)

                           WEIL, GOTSHAL & MANGES LLP
                                767 Fifth Avenue
                               New York, NY 10153
                                 (212) 310-8000
                              (212) 310-8007 (Fax)
                                 October 4, 2001


The Board of Directors of
    United Rentals (North America), Inc.
Five Greenwich Office Park
Greenwich, Connecticut 06830

Gentlemen:

         We have acted as special counsel to United Rentals (North America), Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to $450,000,000 aggregate principal amount of the Company's 10 3/4% Senior Notes due 2008, Series B ("Registered Notes"), that are proposed to be issued in exchange for a like principal amount of the Company's issued and outstanding 10 3/4% Senior Notes due 2008, Series A ("Outstanding Notes"). The Company proposes to offer, upon the terms set forth in the prospectus contained in the Registration Statement (the "Prospectus"), to exchange $1,000 principal amount of Registered Notes for each $1,000 principal amount of Outstanding Notes (the "Exchange Offer"). United Rentals, Inc. and certain subsidiaries of the Company (collectively, the "Guarantors") will guarantee the Company's obligations under the Registered Notes (the "Guarantees"). The Registered Notes and the Guarantees will be issued under an Indenture, dated as of April 20, 2001 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee").

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement (including the Prospectus forming a part thereof), the Indenture, the form of the Registered Notes and Guarantees set forth in the Indenture, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter

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documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors, and upon representations and warranties contained in the Purchase Agreement, dated as of April 12, 2001, among the Company, the Guarantors and the initial purchasers of the Outstanding Notes (the "Purchase Agreement"). For all purposes of our opinions below we have also assumed, with your permission, that (a)(i) the Trustee is validly existing and in good standing under all applicable laws and has the requisite power and authority to enter into and perform the Indenture, and (ii) the Indenture has been duly and validly authorized, executed and delivered by the Trustee, and (b)(i) each Guarantor is validly existing and in good standing under all applicable laws and has the requisite power and authority to enter into and perform the Indenture, the Guarantees, the Purchase Agreement and the Registration Rights Agreement contemplated thereby (the "Registration Rights Agreement"), and (ii) the Indenture, the Guarantees, the Purchase Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered by each Guarantor.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when the Registered Notes issuable upon consummation of the Exchange Offer have been duly (a) executed by the Company and authenticated by the Trustee in accordance with the Indenture and (b) delivered against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the Indenture and the Registration Rights Agreement, the Registered Notes will constitute the legal, valid and binding obligations of the Company, and the Guarantees of the Registered Notes will constitute the legal, valid and binding obligations of the Guarantors, enforceable against the Company and the Guarantors, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the name of our firm under the caption "Legal Matters" in the Prospectus, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

                                                 Very truly yours,




                                                 /s/ WEIL, GOTSHAL & MANGES LLP